Exhibit 99.1

Viracta Therapeutics Appoints Jane Chung, R.Ph., to its Board of Directors

PR Newswire, San Diego, August 11, 2022 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company targeting virus-associated malignancies, today announced the appointment of Jane Chung, R.Ph., as an independent member to its Board of Directors.

“Ms. Chung’s unique combination of commercial and executive experience in oncology make her an ideal fit for Viracta’s Board,” said Roger J. Pomerantz, M.D., F.A.C.P., Chairman of the Board of Directors of Viracta. “She has an impressive record of building and leading teams supporting multi-billion-dollar oncology franchises, as well as a firm understanding of how to optimize drug launches. We expect her expertise to be invaluable as we position Viracta for the next stage of its evolution through the advancement of our pivotal NAVAL-1 study in Epstein-Barr virus-positive lymphoma, and Phase 1b/2 trial in advanced EBV+ solid tumors. It is my pleasure to welcome her to the Board and I am eager to begin working together.”

Ms. Chung added, “Joining Viracta’s Board provides an exciting opportunity. The company’s lead candidate, Nana-val, has produced strong Phase 1b/2 data in EBV-positive lymphoma and has a novel mechanism of action that confers broad therapeutic and commercial potential. Both of its clinical trials are moving towards key updates expected later this year and the team leading these efforts has the requisite experience and expertise to succeed. I look forward to offering my guidance to company management as they execute on their strategic objectives.”

Ms. Chung joins Viracta’s Board with over 20 years of commercial leadership experience in the pharmaceutical and biotechnology industry, focused mostly on innovative oncology medicines and broadly across executive management, franchise leadership, marketing, sales, operations, and market access functions. She is currently the Chief Commercial Officer at Sutro Biopharma, where she has been responsible for building and leading global commercialization since August 2021. From May 2015 to August 2021, Ms. Chung served in several leadership roles at AstraZeneca Pharmaceuticals, including as President and General Manager of AstraZeneca Canada, Vice President of Sales and Marketing of U.S. lmmuno-Oncology, and Senior Commercial Business Director. Prior to that, from May 2013 to May 2015, Ms. Chung served as a Regional Sales Director and Director of Sales Productivity and Effectiveness for Onyx Pharmaceuticals Inc. From October 2003 to May 2013, she served in various commercial roles for Genentech, Inc., including as Commercial Operations Manager, Division Manager and Senior Marketing Manager.

Prior to joining industry, Ms. Chung worked as an Oncology Pharmacist at Mount Sinai Hospital and a Clinical Pharmacist at NY Presbyterian Weill Cornell Hospital in New York City. Ms. Chung also serves on non-profit boards in the science, education, and community development arenas. Ms. Chung received a B.S. in Pharmacy from St. John’s University and a B.A. in Psychology from Columbia University.

About Nana-val (Nanatinostat and Valganciclovir)

Nanatinostat is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which is key to inducing viral genes that are epigenetically silenced in Epstein-Barr virus (EBV)-associated malignancies. Nanatinostat is currently being investigated in combination with the antiviral agent valganciclovir as an all-oral combination therapy, Nana-val, in various subtypes of EBV-associated malignancies. Ongoing trials include a pivotal, global, multicenter, open-label Phase 2 basket trial in multiple subtypes of relapsed/refractory EBV+ lymphoma (NAVAL-1) as well as a multinational Phase 1b/2 trial in patients with EBV+ recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors.

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About Viracta Therapeutics, Inc.

Viracta is a precision oncology company targeting virus-associated malignancies. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val). Nana-val is currently being evaluated in multiple ongoing clinical trials, including a pivotal, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed/refractory Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational Phase 1b/2 trial for the treatment of EBV+ recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors. Viracta is also pursuing the application of its inducible synthetic lethality approach in other virus-related cancers.

For additional information please visit www.viracta.com.

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details, timeline and expected progress for Viracta’s ongoing trials and updates regarding the same; and other statements that are not historical facts. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta’s ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta’s plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta’s planned clinical trials; the timing of the availability of data from Viracta’s clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta’s product candidates; Viracta’s ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta’s ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta’s competitors and its industry; the impact of government laws and regulations; Viracta’s ability to protect its intellectual property position; and Viracta’s estimates regarding future expenses, capital requirements and need for additional financing in the future.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Viracta’s reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

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Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communications

Viracta Therapeutics, Inc.

abarreto@viracta.com

SOURCE Viracta Therapeutics, Inc.

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